EXHIBIT 21.1


                         International Wireless, Inc.
                            List of Subsidiaries


Name of Subsidiary                               State of Incorporation
------------------                               ----------------------

1. Mitigo Inc.                                    Delaware

2. International Wireless, Inc.                  Delaware


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